                              SCHRODER SERIES TRUST
                            ADMINISTRATION AGREEMENT

     AGREEMENT made this ___ day of July 2005 between Schroder Series Trust (the
"Trust"), a business Trust organized under the laws of the Commonwealth of
Massachusetts with its principal place of business at 875 Third Avenue, 22nd
Floor, New York, New York 10022, and Schroder Fund Advisors Inc. ("Schroder"), a
corporation organized under the laws of the State of New York.

     WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and is authorized to issue shares of beneficial interest in separate series and classes;

     WHEREAS, the Trust has entered into various Investment Advisory Agreements with Schroder Investment Management North America Inc. (the "Adviser"), pursuant to which the Adviser provides investment advisory services to the Trust;

     WHEREAS, the Trust desires that Schroder perform certain administrative services for each series of the Trust as listed in APPENDIX A hereto (each a
"Series") and each class of shares of each Series (each a "Class") and Schroder is willing to provide those services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and Schroder agree as follows:

     SECTION 1. APPOINTMENT.

     The Trust hereby appoints Schroder as administrator of the Trust and of each Series and any Class thereof and Schroder hereby accepts such appointment, all in accordance with the terms and conditions of this Agreement. In connection therewith, the Trust has delivered to Schroder copies of its Agreement and
Declaration of Trust and Bylaws, the Trust's Registration Statement and all
amendments thereto filed pursuant to the Securities Act of 1933, as amended (the
"Securities Act"), or the 1940 Act (the "Registration Statement"), and the
current prospectus and statement of additional information of each Class of each
Series (collectively, as currently in effect and as amended or supplemented, the
"Prospectus"), all in such manner and to such extent as may from time to time be authorized by the Trust's Board of Trustees (the "Board"), and shall promptly furnish Schroder with all amendments of or supplements to the foregoing.

     SECTION 2. FURNISHING OF EXISTING ACCOUNTS AND RECORDS.

     The Trust shall promptly turn over to Schroder such of the accounts and records

previously maintained by or for it as are necessary for Schroder to perform its functions under this Agreement. The Trust authorizes Schroder to rely on such accounts and records turned over to it and hereby indemnifies and will hold
Schroder, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records or in the failure of the Trust to provide any portion of such or to provide any information needed by Schroder to knowledgeably perform its functions.

     SECTION 3. ADMINISTRATIVE DUTIES

     a)   Subject to the direction and control of the Board and in cooperation with the Adviser, Schroder shall provide, or oversee, as applicable, administrative services necessary for the Trust's operations with respect to each Series except those services that are the
          responsibility of the Adviser or the Series' custodian or transfer agent, all in such manner and to such extent as may be authorized by the Board.

     b)   With respect to the Trust, each Series and each Class thereof, as applicable, Schroder shall:

          (i)  oversee

               A.   the preparation and maintenance by the Adviser and the
                    Trust's subadministrator, custodian, transfer agent,
                    shareholder recordkeeper, dividend disbursing agent and fund accountant in such form, for such periods and in such
                    locations as may be required by applicable law, of all
                    documents and records relating to the operation of the Trust required to be prepared or maintained by the Trust or its
                    agents pursuant to applicable law;

               B.   the reconciliation of account information and balances among the Adviser and the Trust's custodian, transfer agent,
                    shareholder recordkeeper, dividend disbursing agent and fund accountant;

               C.   the transmission of purchase and redemption orders for
                    Shares;

               D.   the notification to the Adviser of available funds for
                    investment; and

               E.   the performance of fund accounting, including the
                    calculation of the net asset value of the shares;

          (ii)   oversee the performance of administrative and professional services rendered to the Trust by others, including its
                 sub-administrator, custodian, transfer agent and dividend
                 disbursing agent as well as legal, auditing and shareholder servicing and other services performed for each Series or
                 Class;

          (iii)  oversee the preparation and the printing of the periodic updating of the Registration Statement and Prospectus, tax returns, and reports to shareholders, the Securities and
                 Exchange Commission (the "SEC") and state securities
                 commissions;

          (iv)   oversee the preparation of proxy and information statements and any other communications to shareholders;

          (v)    at the request of the Board, provide the Trust with adequate general office space and facilities and provide persons
                 suitable to the Board to serve as officers of the Trust;

          (vi)   provide the Trust, at the Trust's request, with the services of persons who are competent to perform such supervisory or
                 administrative functions as are necessary for effective
                 operation of the Trust;

          (vii)  oversee the preparation, filing and maintenance of the Trust's governing documents, including the Trust Instrument and minutes of meetings of Trustees and shareholders;

          (viii) oversee with the cooperation of the Trust's counsel, the
                 Adviser, and other relevant parties, preparation and
                 dissemination of materials for meetings of the Board;

          (ix)   monitor sales of shares and ensure that such shares are
                 properly and duly registered with the SEC and applicable state securities commissions;

          (x)    oversee the calculation of performance data for dissemination to information services covering the investment company
                 industry, for sales literature of the Trust and other
                 appropriate purposes;

          (xi)   oversee the determination of the amount of, and supervise the declaration of, dividends and oilier distributions to
                 shareholders as necessary to, among other things, maintain the qualification of each Series as a regulated investment company under the Internal Revenue Code of 1986, as amended, and
                 prepare and distribute to appropriate parties notices
                 announcing the declaration of dividends and other distributions to shareholders; and

          (xii)  advise the Trust and its Board on matters concerning the Trust and its affairs.

     c)   Schroder shall oversee the preparation and maintenance, or cause to be prepared and maintained, records in such form for such periods and in such locations as may be required by applicable regulations, all documents and records relating to the services provided to the Trust pursuant to this Agreement required to be maintained pursuant to the
          1940 Act, rules and regulations of the SEC, the Internal Revenue
          Service and any other national, state or local government entity with jurisdiction over the Trust. The accounts and records pertaining to the Trust which are in possession of Schroder, or an entity subcontracted by Schroder, shall be the property of the Trust. The
          Trust, or the Trust's authorized representatives, shall have access to such accounts and records at all times during Schroder's, or its subcontractor's, normal business hours. Upon the reasonable request of the Trust, copies of any such accounts and records shall be provided promptly by Schroder to the Trust or the Trust's authorized representatives. In the event the Trust designates a successor to any of Schroder's obligations under this agreement, Schroder shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by
          Schroder, or its subcontractor, under this Agreement.

     SECTION 4. STANDARD OF CARE

     a)   Schroder, in performing under the terms and conditions of this
          Agreement, shall use its best judgment and efforts in rendering the services described herein, and shall incur no liability for its status under this agreement or for any reasonable actions taken or omitted in good faith. As an inducement to Schroder's undertaking to render these services, the Trust hereby agrees to indemnify and hold harmless
          Schroder, its employees, agents, officers and directors, from any and all loss, liability and expense, including any legal expenses, arising out of Schroder's performance under this Agreement, or status, or any act or omission of Schroder, its employees, agents, officers and directors; provided that this indemnification shall not apply to
          Schroder's actions taken or failures to act in cases of Schroder's own bad faith, willful misconduct or gross negligence in the performance of its duties under this Agreement; and further provided, that
          Schroder shall give the Trust notice and reasonable opportunity to defend against any such loss, claim, damage, liability or expense in the name of the Trust or Schroder, or both. The Trust will be entitled to assume the defense of any suit brought to enforce any such claim or demand, and to retain counsel of good standing chosen by the Trust and approved by Schroder, which approval shall not be withheld unreasonably. In the event the Trust does elect to assume the defense of any

          such suit and retain counsel of good standing approved by Schroder, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Trust does not elect to assume the defense of any such suit, or in case Schroder does not approve of counsel chosen by the Trust or
          Schroder has been advised that it may have available defenses or claims which are not available or conflict with those available to the
          Trust, the Trust will reimburse Schroder, its employees, agents, officers and directors for the fees and expenses of any one law firm retained as counsel by Schroder or them. Schroder may, at any time, waive its right to indemnification under this agreement and assume its own defense. The provisions of paragraphs (b) through (d) of this
          Section 4 should not in any way limit the foregoing:

     b)   Schroder may rely upon the advice of the Trust or of counsel, who may be counsel for the Trust or counsel for Schroder, and upon statements of accountants, brokers and other persons believed by it in good faith to be expert in the matters upon which they are consulted, and
          Schroder shall not be liable to anyone for any actions taken in good faith upon such statements.

     c)   Schroder may act upon any oral instruction which it receives and which it believes in good faith was transmitted by the person or persons authorized by the Board of the Trust to give such oral instruction.
          Schroder shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction.

     d)   Schroder shall not be liable for any action taken in good faith reliance upon any written instruction or certified copy of any resolution of the Board of the Trust, and Schroder may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Schroder to have been validly executed.

     e)   Schroder may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice,consent, order, or other paper document believed by it to be genuine and to have been signed or presented by the purchaser, Trust or other proper party or parties.

     SECTION 5. EXPENSES

     a)   Subject to any agreement by Schroder or other person to reimburse any expenses of the Trust that relate to any Series, the Trust shall be responsible for and assume the obligation for payment of all of its expenses, including:

          a.   the fee payable under Section 6 hereof;

          b.   any fees payable to the Adviser;

          c.   any fees payable to Schroder;

          d.   expenses of issue, repurchase and redemption of Shares;

          e.   interest charges, taxes and brokerage fees and commissions;

          f.   premiums of insurance for the Trust, its Trustees and officers and fidelity bond premiums;

          g.   fees, interest charges and expenses of third parties, including the Trust's custodian, transfer agent, dividend disbursing agent and fund accountant;

          h.   fees of pricing, interest, dividend, credit and other reporting services;

          i.   costs of membership in trade associations;

          j.   telecommunications expenses;

          k.   funds transmission expenses;

          l.   auditing, legal and compliance expenses;

          m.   costs of forming the Trust and maintaining its existence;

          n.   to the extent permitted by the 1940 Act, costs of preparing and printing the Prospectuses, subscription application forms and shareholder reports and delivering them to existing shareholders;

          o.   expenses of meetings of shareholders and proxy solicitations therefore;

          p.   costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of
               calculating the net asset value of shares of the Trust and of preparing tax returns;

          q.   costs of reproduction, stationery and supplies;

          r.   fees and expenses of the Trust's Trustees;

          s.   compensation of the Trust's officers and employees who are not employees of the Adviser or Schroder or their respective
               affiliated persons and costs of other personnel (who may be employees of the Adviser, Schroder or their respective affiliated persons) performing services for the Trust;

          t.   costs of Trustee meetings;

          u.   SEC registration fees and related expenses;

          v.   state or foreign securities laws registration fees and related expenses; and

          w.   all fees and expenses paid by the Trust in accordance with any distribution plan adopted pursuant to Rule 12b-l under the 1940
               Act or under any shareholder service plan or agreement.

     b)   If the aggregate expenses of every character incurred by, or allocated to, a Series in any fiscal year, other than interest, taxes, brokerage commissions and other portfolio transaction expenses, other expenditures which are capitalized in accordance with generally accepted accounting principles and any extraordinary expense
          (including, without limitation, litigation and indemnification expense), but including the fees provided for in Section 6 and under an Advisory Agreement with respect to a Series ("includable expenses"), shall exceed the expense limitations applicable to that
          Series imposed by state securities law or regulations thereunder, as these limitations may be raised or lowered from time to time, Schroder shall pay that Series an amount equal to a percentage of that excess
          ("Schroder's reimbursement"),

          such Schroder's reimbursement to be in an amount set forth with respect to the Series in APPENDIX A to this Agreement. With respect to portions of a fiscal year in which this Agreement shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bear to the full fiscal year. At the end of each month of the Trust's fiscal year,
          Schroder will review the includable expenses accrued during that fiscal year to the end of the period and shall estimate the contemplated includable expenses for the balance of that fiscal year.
          If as a result of that review and estimation, it appears likely that the includable expenses will exceed the limitations referred to in this Section 5(b) for a fiscal year, the monthly fees payable to
          Schroder under this contract for such month shall be reduced, subject to a later reimbursement to reflect actual expenses, by an amount equal to a percentage (which shall be equal to Schroder's
          reimbursement) of a pro rata portion prorated on the basis of the remaining months of the fiscal year, including the month just ended)
          of the amount by which the includable expenses for the fiscal year
          (less an amount equal to the aggregate of actual reductions made pursuant to this provision with respect to prior months of the fiscal year) are expected to exceed the limitations provided in this Section
          5(b). For purposes of the foregoing, the value of the net assets of each Series shall be computed in the manner specified in Section 6, and any payments required to be made by Schroder shall be made once a year promptly after the end of the Trust's fiscal year.

     SECTION 6. COMPENSATION

     a)   In consideration of the services performed by Schroder under this
          Agreement, the Trust will pay Schroder, with respect to each Series, a fee at the annual rate, as listed in APPENDIX B hereto. Such fee shall be accrued by the Trust daily and shall be payable monthly in arrears on the first day of each calendar month for services performed under this agreement during the prior calendar month. If the fees payable pursuant to this provision begin to accrue before the end of any month or if this Agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Trust shall pay to
          Schroder such compensation as shall be payable prior to the effective date of such termination.

     b)   In the event that this Agreement is terminated, Schroder shall be reimbursed for reasonable charges and disbursements associated with promptly transferring to its successor as designated by the Trust the original or copies of all accounts and records maintained by Schroder under this agreement, and cooperating with, and providing reasonable assistance to its successor in the establishment of the accounts and records necessary to carry out the successor's or other person's responsibilities.

     c)   Notwithstanding anything in this Agreement to the contrary, Schroder and its affiliated persons may receive compensation or reimbursement from the Trust with respect to (i) the provision of services on behalf of the Series in accordance with any distribution plan adopted by the
          Trust pursuant to Rule 12b-l under the 1940 Act or (ii) the provision of shareholder support or other services, including fund accounting services.

     SECTION 7. EFFECTIVENESS, DURATION AND TERMINATION

     a)   This Agreement shall become effective on the date first above written with respect to each Series of the Trust listed on Appendix A and shall relate to every other Series as of the later of the date on which this Agreement is amended to include such Series.

     b)   This Agreement shall continue in effect for twelve months and, thereafter, shall be automatically renewed each year for an additional term of one year.

     c)   This Agreement may be terminated with respect to a Series at any time, without the payment of any penalty, (i) by the Board on 60 days'
          written notice to Schroder or (ii) by Schroder on 60 days' written notice to the Trust. Upon receiving notice of termination by Schroder, the Trust shall use its best efforts to obtain a successor administrator. Upon receipt of written notice from the Trust of the appointment of a successor, and upon payment to Schroder of all fees owed through the effective termination date, and reimbursement for reasonable charges and disbursements, Schroder shall promptly transfer to the successor administrator the original or copies of all accounts and records maintained by Schroder under this agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor administrator in the establishment of the accounts and records necessary to carry out the successor administrator's responsibilities. For so long as Schroder continues to perform any of the services contemplated by this
          Agreement after termination of this Agreement as agreed to by the
          Trust and Schroder, the provisions of Sections 4 and 6 hereof shall continue in full force and effect.

     SECTION 8. ACTIVITIES OF SCHRODER

     a)   Except to the extent necessary to perform Schroder's obligations under this Agreement, nothing herein shall be deemed to limit or restrict the right of Schroder, or any affiliate of Schroder, or any employee of the Schroder, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

     b)   Schroder may subcontract any or all of its functions or
          responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may be affiliates of Schroder, who agree to comply with the terms of this
          Agreement. Schroder may pay those persons for their services, but no such payment will increase Schroder's compensation from the Trust.

     SECTION 9. COOPERATION WITH INDEPENDENT ACCOUNTANTS.

     Schroder shall cooperate, if applicable, with the Trust's independent public accountants and shall take reasonable action to make all necessary information available to such accountants for the performance of their duties.

     SECTION 10. SERVICE DAYS.

     Nothing contained in this Agreement is intended to or shall require
Schroder, in any capacity under this agreement, to perform any functions or duties on any day other than a business day of the Trust or of a Series.
Functions or duties normally scheduled to be performed on any day which is not a business day of the Trust or of a Series shall be performed on, and as of, the next business day, unless otherwise required by law.

     SECTION 11. NOTICES.

     Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing and shall be delivered in person, or by first-class mail, postage prepaid, or by overnight or two-day private mail service to the respective party. Notice to the Trust shall be given as follows or at such other address as the Trust may designate in writing:

     Schroder Series Trust
     875 Third Avenue, 22nd Floor
     New York, New York 10022

     Notice to Schroder shall be given as follows or at such other address as
Schroder may designate in writing:

     Schroder Fund Advisors Inc.
     875 Third Avenue, 22nd Floor
     New York, New York 10022

     Notices and other communications received by the parties at the addresses listed above shall be deemed to have been properly given.

                SECTION 12. LIMITATION OF SHAREHOLDER AND TRUSTEE

LIABILITY

     A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the
Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or shareholders of the Trust but are binding only upon the assets and property of the Trust.

     SECTION 13. MISCELLANEOUS

     a)   No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

     b)   This Agreement may be executed in two or more counterparts, each of which, when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument

     c)   If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     d)   Section and Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this
          Agreement

     e)   This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Schroder or by Schroder, without the written consent of the Trust authorized or approved by a resolution of the
          Board.

     f)   This Agreement shall be governed by the laws of the State of New York.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                             SCHRODER SERIES TRUST

                                             ----------------------------------
                                             Name: Mark A. Hemenetz
                                             Title: President

                                             SCHRODER FUND ADVISORS INC.

                                             ----------------------------------
                                             Name: Catherine A. Mazza
                                             Title: President

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                                   APPENDIX A

Schroder U.S. Small and Mid Cap Opportunities Fund

                                       12

                                   APPENDIX B
                               ADMINISTRATION FEES

                                              Fee As % of the Average Annual
Series of the Trust                           Daily Net Assets of the Series
-------------------                           ------------------------------

Schroder U.S. Small and Mid Cap               0.25%
Opportunities Fund

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